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                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                               STICKER SUPPLEMENT



This Supplement No. 5 to the Company's Prospectus dated February 4, 2000, as previously supplemented, updates certain information in the section of the Prospectus entitled "Shares Issued in Connection with the Exercise of Warrants." Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.

          SHARES ISSUED IN CONNECTION WITH THE EXERCISE OF THE WARRANTS

         We have reduced the exercise price of the Warrants from $2.25 per share to $0.50 per share. This reduction in the exercise price is effective from June 9, 2003 until the close of business on August 1, 2003, at which time the exercise price will revert to the current exercise price of $2.25. The exercise period of the Warrants will expire at 5:00 p.m. Chicago time on September 15, 2003. We have not amended any other term or condition relating to the Warrants or their exercise.

The date of this Supplement is June 9, 2003.